CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRATED SURGICAL SYSTEMS, INC.

The undersigned, Peter B. Mills, being the Chief Executive Officer of Integrated Surgical Systems, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Integrated Surgical Systems, Inc. (hereinafter called the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4 in its entirety and by substituting the following new Section 4:

“4. The total number of shares of capital stock that the Corporation shall have authority to issue is 101,000,000, of which 1,000,000 shares shall be preferred stock, $0.01 par value per share (the "Preferred Stock"), and 100,000,000 shares shall be common stock, $0.01 par value per share (the "Common Stock").

Each ten (10) shares of Common Stock issued and outstanding as of 5:00 p.m. Eastern Time on July 26, 2007 (the “Change Time”), and each issued ten (10) shares of Common Stock held by the Corporation on and as of the Change Time, shall be, on and as of the Change Time, combined into one share of Common Stock.

Each certificate representing shares of Common Stock that is issued and outstanding, or issued and held by the Corporation, immediately prior to the Change Time, shall thereafter for all purposes be deemed to represent one share of Common Stock for each ten (10) shares of Common Stock represented by such certificate; and each holder of record of a certificate for ten (10) or more shares of Common Stock as of the Change Time shall be entitled to receive, as soon as practicable, and upon surrender of each certificate to the officer or agent having charge of the stock transfer books of the Corporation, a certificate or certificates representing one share of Common Stock for each ten (10) shares of Common Stock represented by the certificate of such holder immediately prior to the Change Time. No fractional shares of Common Stock or scrip will be issued in connection with the foregoing. Holders of Common Stock who would otherwise be entitled to a fractional share will receive the next largest whole number of shares of Common Stock. The shares of Common Stock represented by the certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassesable.

The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in there solution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed bylaw and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of fixing of the following:

(a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

(1) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(2) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(3) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(4) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(5) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets of the Corporation; and

(6) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board of Directors for such series, and no more, before any cash dividends shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation."

3. The amendment to the Amended and Restated Certificate of Incorporation (hereinafter called the “Amendment”) has been duly adopted at a meeting of the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. Thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on June 28, 2007, upon notice in accordance with Sections 222 and 242 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute was voted in favor of adoption of the Amendment.

5. The effective date of the Amendment herein certified shall be the filing date thereof.

IN WITNESS WHEREOF, I have hereunto set my hands and caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed on behalf of the Corporation this 24th day of July, 2007.

/s/ Peter B. Mills Peter B. Mills Chief Executive Officer